Exhibit 99.1

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz CFO - SVP Finance & Treasurer 1 866 447 8636 irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Roni Gavrielov 011-972-3-516-7620 roni@km-ir.co.il

Jeff Corbin / Marybeth Csaby / David Burke 212-896-1214 / 212-896-1236 / 212-896-1258 jcorbin@kcsa.com / mcsaby@kcsa.com / dburke@kcsa.com

AMPAL-AMERICAN ISRAEL CORPORATION SUCCESSFULLY COMPLETES SERIES B DEBENTURE OFFERING IN ISRAEL

Ampal raised 540 million NIS (approximately $155 million) and considering the increase of the offering in an additional amount of up to 37.8 million NIS (approximately $10.8 million) subject to the Tel-Aviv Stock Exchange approval.

Tel Aviv, Israel – April 29, 2008 - Ampal-American Israel Corporation - (NASDAQ: AMPL) announced today that it has successfully completed its previously announced Series B debenture offering in Israel. Ampal accepted subscriptions in the amount of 540 million NIS (approximately $155 million) for its Series B debentures. The debentures are linked to the Israeli consumer price index and will carry an annual interest rate of 6.6%, which is lower than the maximum interest rate that had been indicated for the institutional phase of the offering (6.75%). Subject to receiving approval from the Tel-Aviv Stock Exchange, Ampal is considering the increase of the offering in an additional amount of up to 37.8 million NIS (approximately $10.8 million).

Yosef Maiman, Chairman, President and CEO of Ampal, stated, "The demand for our bond offering was strong, making for a successful offering on all counts. We were pleased by the depth and breadth of participation from the investors in Israel. This new capital better positions Ampal to pursue strategic investment opportunities and support our broader growth initiatives."

The debt offering was made solely to certain non-U.S. institutional investors in accordance with Regulation S under the U.S. Securities Act of 1933, as amended. The debentures have not been and will not be registered under the U.S. securities laws, or any state securities laws, and may not be offered or sold in the United States or to United States persons without registration unless an exemption from such registration is available. This notice does not constitute an offer to sell the debentures, nor a solicitation for an offer to purchase the debentures. Further, this press release shall not constitute any offer, solicitation or sale of any debentures in any jurisdiction in which such offering sold would be unlawful.

About Ampal:

Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. The Company is seeking opportunistic situations in a variety of industries, with a focus on energy and related sectors. The Company’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow that Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.